Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Wearable Devices Ltd.

We hereby consent to the incorporation by reference in this Registration Statement on form F-1 of Wearable Devices Ltd. ("the Company") of our report dated March 13, 2024, relating to the consolidated financial statements which appears in Wearable Devices Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

December 23, 2024

Tel Aviv, Israel